EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-125518) pertaining to the 1999 Stock Plan, the 2005 Equity Incentive Plan, the 2005 Non-Employee Directors’ Stock Option Plan, and the 2005 Employee Stock Purchase Plan of XenoPort, Inc. of our report dated February 27, 2006, with respect to the financial statements of XenoPort, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2005.
/s/ ERNST & YOUNG LLP
San Jose, California
March 15, 2006